LIMELIGHT NETWORKS, INC.
CHRISTINE CROSS EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 11, 2020 (the “Signing Date”), by and between Limelight Networks, Inc. (the “Company”) and Christine Cross (“Executive”).
1.Duties and Scope of Employment.
i. Positions and Duties. Effective as of June 1, 2020 (the “Effective Date”), Executive will commence service as the Company’s Senior Vice President and Chief Marketing Officer (“CMO”). Executive will report to the Company’s Chief Executive Officer (the “CEO”). As of the Effective Date, Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to her by the CEO or the Company’s Board of Directors (the “Board”). The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term.” Executive will be based in Scottsdale, Arizona and will spend such time in the Company’s headquarter office in Arizona, and will travel on Company business to other locations and for such periods, as may be necessary or appropriate to carry out her responsibilities.
ii.Obligations. During the Employment Term, Executive, except as provided in this Agreement, will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s written corporate guidance and ethics guidelines, conflict of interests policies, code of conduct and other policies and procedures as the Company may adopt from time to time. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the CEO, serve in any capacity with any civic, educational, professional, industry or charitable organization, provided such services do not interfere with Executive’s performance of her obligations to the Company, are disclosed in writing to the Company, and are otherwise consistent with the Company’s policies. Subject to prior approval of the CEO and, in appropriate cases (as determined by the Company) the prior approval of the Audit Committee of the Board (which approval will not be unreasonably withheld), Executive may also serve on the board(s) of for-profit business associations; provided, such participation does not interfere with Executive’s performance of her obligations to the Company, are disclosed in writing to the Company, are consistent with the terms of Executive’s employment with the Company (including without limitation the restrictive covenants in the Confidential Information Agreement, as defined in Section 12 below) and are consistent with the Company’s policies (including without limitation the Company’s Code of Business Conduct).
iii.No Conflicts. Executive hereby represents, warrants and covenants to the Company that as of the Effective Date, Executive will not be a party to any contract, understanding, agreement or policy, written or otherwise, that will be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that she has disclosed to the Company
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in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Signing Date, in each case, against Executive of which she is aware, if any, as a result of her employment with any previous employer or her membership on any boards of directors.
iv.Other Entities. Executive agrees to serve if appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will mean any entity controlled by, controlling, or under common control of the Company.
2.At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice (in accordance with Section 14, below) to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.
3.Compensation.
v.Base Salary. Commencing with the Effective Date, the Company will pay Executive an annual salary of Three Hundred and Forty Thousand and no/100 Dollars ($340,000.) as compensation for her services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Executive’s Base Salary will be subject to annual review. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholdings.
vi.Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors of the Company (the “Board”) or by the Compensation Committee of the Board (the “Committee”). During calendar year 2020, Executive’s target annual incentive (“Target Annual Incentive”) will be One Hundred and Fifty Thousand and no/100 Dollars ($150,000). The Target Annual Incentive for 2020 shall be prorated for the portion of calendar year 2020 during which Executive is an employee of the Company. The 2020 Annual Target Incentive will be paid quarterly on or about July 1 and October 1 (2020), and the final payment will be paid to Executive as soon as reasonably practicable following the date on which such annual cash incentives are earned, but in no event will be paid later than March 15, 2021. The July payment will be Twelve thousand five hundred and no/100 Dollars ($12,500) and the October payment will be Thirty seven thousand five hundred and no/100 Dollars ($37,500). The last payment for 2020 will be paid at Thirty seven thousand five hundred and no/100 Dollars ($37,500), or an amount higher based on Limelight’s achievement of performance goals for 2020 if in excess of 100% achievement. If the Company achieves a payout between 150% and 250% of performance target for 2020, any payouts above 150% of Target will be paid in fully-vested shares of Company stock. After Fiscal 2020, annual cash incentives payable, if any, will be paid within the Company’s normal payment schedule. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved. Any annual cash incentives earned
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pursuant to this Section 3(b) will be paid to Executive as soon as reasonably practicable following the date on which such annual cash incentives are earned, but in no event will be paid later than March 15 of the year following the year in which such annual cash incentives are earned.
vii.Equity Awards.
a.Subject to Committee approval, on the grant date(s) set by the Committee, the Company will issue to Executive Seven Hundred and Fifty Thousand and no/100 Dollars ($750,000) worth of equity awards in the form of Restricted Stock Units (“RSUs”) and an option to purchase shares of the Company’s common stock (“Options”) pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”). The Equity Award will be split in value equally between RSUs and Options at Three Hundred and Seventy Five Thousand and no/100 Dollars ($375,000) each.
b.The grant date for the RSUs will be the Effective Date. The RSUs will be granted under and subject to the terms, definitions and provisions of the Plan. Twenty-five percent (25%) of the RSUs will vest on the first day of March, June, September, or December that first occurs following the 1 year anniversary of Executive’s hire date (the first vesting date), and an additional twenty-five percent (25%) will vest on the annual anniversary of the first vesting date for three (3) additional years, provided Executive continues to be a Service Provider through each such vesting date.
c.Subject to Committee approval, on the grant date set by the Committee, the Company will issue to Executive the Options pursuant to the Plan. The grant date will be the Effective Date subject to adjustment in accordance with the requirements of the Company’s equity award policy. The Options will be granted under and subject to the terms, definitions and provisions of the Plan. Twenty-five percent (25%) of the Options will vest on the first anniversary of the Effective Date, and the remaining seventy-five percent (75%) will vest in thirty-six (36) equal monthly installments, beginning one month after the first anniversary of the Effective Date, and on the same day of each month thereafter for thirty-five (35) consecutive months, provided Executive continues to be a Service Provider through each such vesting date.
d.Executive may from time to time be issued stock options, RSUs or other equity awards under the Plan or a successor plan. Such awards together with the equity awards issued pursuant to this Agreement may be referred to in this Agreement as “Equity Awards.”
e.In the event that the Company consummates a Change of Control transaction, fifty percent (50%) of Executive’s then outstanding unvested Equity Awards will vest immediately. In the event Executive’s employment is terminated in connection with a Change of Control, or Executive resigns for Good Reason in connection with a Change of Control, the balance of Executive’s then outstanding Equity Awards will vest as provided in Section 7(b) below.
viii.Reimbursement of Attorneys’ Fees. Executive shall be entitled to receive reimbursement from the Company for the actual, reasonable attorneys’ fees and costs incurred by her in connection with the review and negotiation of this Agreement not to exceed $5,000 dollars.
4.Employee Benefits.
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ix.Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other officers of the Company, as such plans, policies and arrangements may exist from time to time.
x.Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior vice president level officers as such policy exists from time to time, provided that, if the Company (or any successor in interest) adopts a paid vacation policy that accrues a specified amount of time for senior vice president level officers, then Executive will accrue no less than four (4) weeks annually.
5.Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other business expenses, including professional association fees, incurred by Executive in the furtherance of the performance of Executive’s duties hereunder. Executive is expected to travel frequently. All travel will be in accordance with the Company’s travel policy and reimbursements to Executive by the Company pursuant to this Section 5 shall be in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.Termination of Employment.
xi.If Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of the termination; (b) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; (c) unreimbursed business expenses required to be reimbursed to Executive; and (d) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws and this Agreement as applicable.
xii.If Executive’s employment with the Company is terminated by the Company without Cause after the end of a fiscal year, but before actual payment of accrued annual incentive for that completed fiscal year, then Executive will also be entitled to receive the accrued annual incentive for that completed fiscal year, as and when approved by the Compensation Committee and paid to other executives. For clarity, unless terminated by the Company after the end of a fiscal year, but before actual payment of accrued annual incentive for that completed fiscal year without Cause or unless there is a resignation by Executive for Good Reason, Executive must continue to be an employee of the Company through the Annual Incentive payment date to be entitled to receive the Annual Incentive payment.
xiii.If Executive’s employment with the Company terminates for any reason (other than Cause), Executive will be entitled to exercise any outstanding vested stock options until the first to occur of: (i) the date that is six (6) months following the later of such termination of employment or the date upon which Executive ceases to be a Service Provider (as defined in the Plan), (ii) the applicable scheduled expiration date of such award (in the absence of any termination of employment) as set forth in the award agreement, or (iii) the ten (10) year anniversary of the award’s original date of grant. For purposes of clarity, the term “expiration date” shall be the scheduled expiration of the option agreement and not the period that Executive shall be entitled to exercise such option. In addition, if the termination is by the Company without Cause or a resignation by Executive for Good Reason, then Executive will be entitled to the amounts and benefits specified in Section 7.
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7.Severance.
xiv.Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause, or Executive terminates voluntarily for Good Reason, and any such termination is not in Connection with a Change of Control, then, subject to Section 8 below, Executive will receive: (i) continued payment of Executive’s Base Salary (subject to applicable tax withholdings) for twelve (12) months from the effective date of the termination, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the actual earned annual cash incentive, if any, payable to Executive for the current year, pro-rated to the effective date of termination, with such pro-rated amount to be calculated by multiplying the actually earned portion of the current year’s Target Annual Incentive by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to three hundred sixty-five (365), such amounts to be paid at the same time as similar bonus payments are made to the Company’s other executive officers; and (iii) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months from the effective date of the termination, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
xv.Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause, or Executive terminates voluntarily for Good Reason, and any such termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Executive’s Base Salary for the year in which the effective date of the termination occurs (subject to applicable tax withholdings), for twelve (12) months from the effective date of the termination, such amounts to be paid in accordance with the Company’s normal payroll policies; (ii) the payment in an amount equal to one hundred percent (100%) of Executive’s Target Annual Incentive for the year in which the effective date of the termination occurs (subject to applicable tax withholdings), such amounts to be paid in accordance with the Company’s normal payroll policies over the course of twelve (12) months; (iii) one hundred percent (100%) of Executive’s then outstanding unvested Equity Awards will vest on the effective date of the termination, and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twelve (12) months from the effective date of the termination, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.
xvi.Resignation Other than for Good Reason or Termination for Cause. If Executive resigns other than for Good Reason or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding Equity Awards will terminate immediately and stock options shall be exercisable as provided in Section 6; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established plans.
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xvii.Termination as a Result of Death or Disability. In the event that Executive’s employment is terminated due to death or Disability, twenty-five percent (25%) of Executive’s then unvested Equity Awards shall vest.
8.Conditions to Receipt of Severance: No Duty to Mitigate.
xviii.Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company and provided that such release of claims becomes effective and irrevocable no later than sixty (60) days following the effective date of termination (such deadline, the “Release Deadline”). The Company shall deliver such form to Executive within five (5) business days after the effective date of the termination. No severance or other benefits pursuant to Section 7 will be paid to Executive until the separation agreement and release of claims becomes effective and irrevocable. If the separation agreement and release of claims does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in Section 24), will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s “separation from service”, or, if later, such time as required by Section 24. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s “separation from service” but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s “separation from service” and the remaining payments will be made as provided in this Agreement. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.
xix.Non-solicitation and Non-competition. The receipt of any severance or other benefits pursuant to Section 7 is subject to Executive agreeing that during the Employment Term and for twelve (12) months thereafter, Executive will comply with all of the restrictive covenants contained in the Confidential Information Agreement (as defined in Section 12 below), including without limitation, the non-compete, non-solicitation of employees and non-solicitation of customers covenants contained in Section 5 of the Confidential Information Agreement.
xx.Nondisparagement. During the Employment Term and for twelve (12) months thereafter, Executive and the Company in its official communications will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. The Company will instruct its officers and directors to not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing factual information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable order, subpoena, law or regulation.
xxi.Other Requirements. Executive’s receipt of continued severance payments pursuant to Section 7 will be subject to Executive continuing to comply with the terms of the Confidential
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Information Agreement and the provisions of this Section 8, to the extent consistent with Section 409A (as defined below).
xxii.No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
9.Excise Tax. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an aftertax basis, of the greatest amount of severance benefits. Any reduction in payments and/or benefits required by this Section 9 will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.
10.Definitions.
xxiii.Cause. For purposes of this Agreement, “Cause” will mean:
f.Acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations under this Agreement or otherwise relating to the business of the Company, repeated instances of neglect of Executive’s duties after notice of such neglect, or failure or refusal to carry out lawful directions from the CEO with respect to Executive’s obligations under this Agreement or otherwise relating to the business of the Company;
g.Any act of personal dishonesty taken by Executive in connection with her responsibilities as an employee of the Company, if taken with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;
h.Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;
i.A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;
j.Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);
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k.Executive (A) obstructing or impeding; (B) endeavoring to obstruct, impede or improperly influence, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
l.Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform her responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).
xxiv.Change of Control. For purposes of this Agreement, “Change of Control” will mean the occurrence of any of the following events:
m.The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
n.The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or
o.Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.
xxv.Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the effective date of the termination of Executive’s employment and ending on the date on which Executive is no longer receiving Base Salary payments under Section 7.
xxvi.Disability. For purposes of this Agreement, “Disability” will mean Executive’s absence from her responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) month period as a result of Executive’s mental or physical illness or injury.
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xxvii.In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within three (3) months prior to the execution of an agreement that results in a Change of Control or twelve (12) months following a Change of Control.
xxviii.Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s voluntary resignation of employment because of the existence of any of the following reasons and which reason(s) continue following written notice and the expiration of any cure period (as discussed below), without Executive’s written consent:
p.A significant, material reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position, or responsibilities in effect immediately prior to the reduction of such duties, position or responsibilities that Executive asserts constitutes the basis for resignation for Good Reason. A change of title alone is not Good Reason;
q.A material reduction in Executive’s cash compensation (either Base Salary, or Base Salary and Annual Incentive Target combined) as in effect immediately prior to such reduction. Notwithstanding the foregoing, a onetime reduction that also is applied to other similarly situated executive officers of the Company and which onetime reduction reduces the cash compensation by a percentage reduction of ten percent (10%) or less in the aggregate will not be deemed material and will not constitute “Good Reason”;
r.A failure by the Company to require any successor entity to the Company specifically to assume all of the Company's obligations to the Executive under this Agreement;
s.A material change in the geographic location from which Executive must perform services (that is, a requirement that Executive re-locate her permanent residence from her then-current location), it being recognized that Executive will be required to travel and be present in the Company’s headquarters office in Arizona, and other offices consistently in performance of her business duties; or
t.A material breach by the Company (or its successor) of any material contractual obligation owed Executive pursuant to this Agreement (including, without limitation, the failure of the Company to obtain the assumption of this Agreement by a successor).
Executive will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days.
11.Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no
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less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
12.Confidential Information. Executive will execute the form of At-Will Employment, Confidential Information, Inventions Assignment and Arbitration Agreement, appended hereto as Exhibit A (the “Confidential Information Agreement”). In the event of any inconsistency between the terms of this Agreement and the terms of the Confidential Information Agreement, this Agreement will prevail.
13.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred, except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void. This Section 13 will not prevent Executive from transferring any vested property she owns.
14.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally or by email; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
1465 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85257
Attn: Vice President of Human Resources

With Copy to:

1465 North Scottsdale Road, Suite 400
Scottsdale, Arizona 85257
Attn: Vice President, Legal
If to Executive:
at the last residential address known by the Company.
15.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
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16.Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in accordance with the terms of section 12 of the Confidential Information Agreement hereto attached. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement.
17.Integration. This Agreement, together with the Confidential Information Agreement and the forms of equity award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.
18.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 6, 7, 8, 11 and 12 will survive the termination of this Agreement.
20.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
21.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
22.Governing Law. This Agreement will be governed by the laws of the state of Arizona without regard to its conflict of law’s provisions.
23.Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
24.Code Section 409A.
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(a)    Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(b)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b) (2) of the Treasury Regulations.
(c)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(d)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(e)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary,
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appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
25.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
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COMPANY:
LIMELIGHT NETWORKS, INC.

/s/ Robert Lento        Date: May 12, 2020
Robert A. Lento, CEO

EXECUTIVE:

/s/ Christine Cross        Date: May 12, 2020
Christine Cross

[SIGNATURE PAGE TO CHRISTINE CROSS EMPLOYMENT AGREEMENT]
Exhibit A
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FORM OF CONFIDENTIAL INFORMATION AGREEMENT
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